Exhibit 99.2

Offer Letter executed April 14, 2015, between the Company and Patrick Dennis

Guidance Software, Inc.

1055 E. Colorado Boulevard

Pasadena, California 91106

Patrick J. Dennis

April 2, 2015

Dear Patrick:

We are pleased to offer you the position of President and Chief Executive Officer of Guidance Software, Inc. (the “Company”) in which you will perform the duties customarily associated with this position and such other duties as may be assigned by the Company’s Board of Directors (the “Board”). You will be based out of our offices in Pasadena, California and will be reporting to the Board. As the Company’s President and Chief Executive Officer, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company on an exempt basis.

The principle terms and conditions of our offer are as follows:

Start Date	May 1, 2015

Base Salary	Your annual base salary will be $450,000, less applicable federal and state taxes and other required withholdings, paid in accordance with the Company’s normal payroll procedures. Your annual base salary will be subject to review and adjustment by the Board annually at its discretion.

Bonus Opportunity	You will be eligible to participate in the Company’s annual cash incentive plan. Under the Company’s annual cash incentive plan, your target bonus opportunity is 100% of your annual base salary; provided, however, that the actual cash incentive plan bonus earned and payable shall be determined by the Compensation Committee in its sole discretion based on performance metrics established at the beginning of each fiscal year; and, provided, further, that for fiscal year ending December 31, 2015, your annual bonus opportunity will be pro-rated to reflect the number of months that you are employed by the Company during fiscal year 2015.

Discretionary Annual Equity Awards	You will be eligible to participate in the Company’s annual equity award program, starting with the fiscal year 2016 annual equity awards at a target grant value of $1,500,000; provided, however, that the actual size of the annual equity awards shall be determined by the Compensation Committee of the Board (the “Compensation Committee” ) in its sole discretion and the type of equity awards shall be determined by the Compensation Committee in its sole discretion, but is currently expected to be 50% nonqualified stock options and 50% restricted stock.

Initial Equity Awards

As consideration for joining the Company as President and Chief Executive Officer, you will be eligible to receive initial equity awards, with a target grant value of $1,500,000 in the aggregate (the “Initial Equity Awards”), comprised of (i) a nonqualified stock option with a target value equal to $750,000 and (ii) a time-vested restricted stock with a target value equal to $750,000. The number of shares subject to the nonqualified stock option will be equal to $750,000, divided by the per share grant date fair value of the stock option, as computed by the Company in accordance with the Black-Scholes option pricing model. The number of shares subject to the restricted stock will be equal to $750,000, divided by the closing price of Company common stock on the date immediately prior to the grant date (or if such date is not a trading day, the next immediately preceding date that is a trading day).

Subject to the approval of the Board, the Initial Equity Awards will be granted on the first trading day on or following your start date with the Company. The Initial Equity Awards will vest as to 25% of the shares on the first anniversary of the grant date, and annually through the fourth anniversary of the grant date, subject to your continuous employment through each such vesting date.

The Initial Equity Awards and all equity awards granted to you by the Company shall be subject to the terms of the Company’s equity award plan and applicable equity grant agreements.

Relocation Reimbursement

As your principal office location will be at the Company’s offices in Pasadena, California, you are expected to relocate your residence to the Southern California area prior to or within 90 days following your start date with the Company. You are eligible to receive reimbursement from the Company for the costs of all reasonable moving, relocation and related expenses incurred by you with respect to your relocation to the Southern California area (including housing hunting trips for you and your family; temporary living expenses; packing, moving and storage of your household goods; closing costs and real estate commission fees associated with the sale of your home and the purchase of your primary residence in the Southern California area; travel expenses; and non-reoccurring, one-time expenses (including without limitation automobile registration, utility connection charges) associated with such relocation); provided, however, that such reimbursements from the Company shall not exceed $150,000 in the aggregate, less applicable withholdings (the “Relocation Reimbursements”). You will be responsible for all taxes associated with these payments.

The Relocation Reimbursements are subject to repayment, within thirty (30) days of your date of termination of employment, if on or prior to May 1, 2017, you voluntarily terminate your employment with the Company, or you are discharged for Cause.

Severance

Notwithstanding the “At-Will” nature of your employment with the Company, if following your start date, your employment with the Company is terminated by the Company without Cause or by you for Good Reason on or within 18 months following a Change in Control of the Company, then you will be entitled to receive the following severance benefits: (i) a lump sum severance payment equal to 1.5x the sum of (A) your annual base salary as in effect immediately prior to termination (or if higher, the rate in effect at the consummation of the Change in Control) and (B) your then-current target annual cash bonus opportunity; (ii) your then-current target annual cash bonus opportunity, prorated to reflect the number of months that you were employed by the Company during the fiscal year of your termination of employment; (iii) up to 12 months of payment or reimbursement of COBRA premiums necessary to continue medical, dental and vision benefits coverage, subject to you properly electing to continue such benefits under COBRA and (iv) 100% accelerated vesting of all outstanding time-vesting equity awards that are held by you immediately prior to your termination of employment.

Notwithstanding the “At-Will” nature of your employment with the Company, if at any time following your start date, your employment with the Company is terminated by the Company without Cause or by you for Good Reason prior to a Change in Control of the Company or after eighteen (18) months immediately following a Change in Control of the Company, then you will be entitled to receive a lump sum severance payment equal to 1x your annual base salary as in effect immediately prior to termination.

Notwithstanding the foregoing, in no event shall any severance benefits or payments described above be required to be made unless you execute and deliver to the Company a release of claims in a form reasonably acceptable to the Company within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following your date of termination of employment and you not revoke such release within seven (7) days thereafter. The payment of any severance payments or benefits to which you become entitled hereunder shall commence as soon as such release becomes no longer subject to revocation and, in any event, within sixty (60) days following your termination or resignation.

For purposes of this offer letter agreement, the following definitions shall apply:

“Change in Control” shall mean a Corporate Transaction other than a merger, consolidation or other capital reorganization in which the holders of more than fifty percent (50%) of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

“Corporate Transaction” shall mean the Company becoming majority owned by another corporation or entity, or a sale of all or substantially all of the Company’s stock or assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.

“Cause” shall mean (i) your failure to render services to the Company or its subsidiaries in accordance with your assigned duties and responsibilities, and such failure of performance continues for a period of more than fifteen days after notice thereof has been provided to you by the Company (other than any such failure resulting from your disability); (ii) any action or omission by you involving willful misconduct or gross negligence relating to your duties and responsibilities to the Company or its affiliates, including without limitation, disloyalty, dishonesty or breach of fiduciary duty; (iii) your commission of (as determined by the Company) or indictment for a crime, either in connection with the performance of your obligations to the Company or its affiliates or which otherwise shall adversely affect your ability to perform such obligations or which shall adversely affect the business activities, reputation, goodwill or image of the Company or its affiliates; (iv) your breach of any material obligation you have under any written agreement with the Company or its affiliates or which have been delegated to you by the Company which, if capable of cure, is not cured within five days from receipt of notice from the Company; (v) any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by you or (vi) your inability to obtain and maintain the appropriate level of United States security clearance.

“Good Reason” shall mean the occurrence of any of the following without your prior consent:

(i) a material diminution by the Company of your then current annual base salary; (ii) a material diminution by the Company in your authority, duties or responsibilities; (iii) a material change in the geographic location at which you must perform services to the Company, provided that in no event will a relocation to a location within a 30 mile radius of the Company’s then current offices be deemed material for purposes of this clause; or (iv) a material breach by the Company or any successor of any provision of this letter; provided, however, that a change in your authority, duties, or responsibilities which results solely by virtue of the Company ceasing to be a publicly-held corporation or by virtue of the Company becoming a subsidiary of another entity, shall not, in and of itself, constitute Good Reason for purposes of this letter. Notwithstanding the foregoing, your resignation shall only constitute a resignation for Good Reason hereunder if (x) you provide the Company with a written notice of resignation setting forth the specific facts or circumstances constituting Good Reason within 30 days after the initial existence of such facts or circumstances, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of such notice, and (z) the date of your termination of employment occurs no later than 90 days after the initial occurrence of the event constituting Good Reason.

Benefits	You will become eligible for medical and dental health benefits on the first of the month following 30 days of employment. You will receive detailed information within two weeks of employment as to specific plans, costs and timelines for enrollment.

401(k)	As a full time employee with the Company, you will become eligible to participate in the Company matched 401(k) Savings Plan on the first of the quarter following the completion of three months of service with the Company. However, you are eligible to immediately rollover funds from your current eligible plan.

Vacation	You will be eligible to accrue 20 days of paid vacation per year, subject to the terms of the Company’s vacation or paid time off policy.

Holiday	There are nine paid holidays, unless Christmas Eve falls on a weekday in which case there are ten. You will also have one floating holiday per year.

Section 280G “Best Pay” Cap	Notwithstanding anything to the contrary in this offer letter agreement, to the extent that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Company shall pay or provide to you the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) an amount equal to the Safe Harbor Amount (as defined below). If a reduction in the Agreement Payments (as defined below) is necessary so that the Parachute Value (as defined below) of all Payments equals the Safe Harbor Amount and none of the Payments is nonqualified deferred compensation under Section 409A of the Internal Revenue Code (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner you elect in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or you fail to elect an order, then the reduction shall occur in the following order: (i) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (ii) reduction in the benefits described in (iii) of the first paragraph of the “Severance” section hereunder (with such reduction being applied to the benefits in the manner having the least economic impact to you and, to the extent the economic impact is equivalent, such benefits shall be reduced in the reverse order of when the benefits would have been provided to you, that is, benefits payable later shall be reduced before benefits payable earlier); (iii) reduction of cash payments; (iv) cancellation of acceleration of vesting of equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

All determinations required to be made under this section, including whether and when Agreement Payments are to be reduced to the Safe Harbor Amount and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you. You shall cooperate, to the extent your reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

For purposes of this offer letter agreement, the following definitions shall apply:

An “Agreement Payment” shall mean a Payment paid or payable pursuant to this offer letter agreement (disregarding any reductions under the first paragraph of this section).

“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this offer letter agreement or otherwise.

The “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that you can receive without any Payments being subject to the Excise Tax.

Section 409A

To the extent applicable, this letter shall be interpreted and applied consistent and in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this letter to the contrary, if the Company determines that any compensation or benefits payable under this letter may not be either exempt from or compliant with Section 409A, the Company may in its sole discretion adopt such amendments to this letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (A) exempt the compensation and benefits payable under this letter from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (B) comply with the requirements of Section 409A; provided, however, that this Section does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

Notwithstanding anything to the contrary in this letter, no payment or benefits, shall be paid to you during the six-month period following the date you incur a “separation from service” from the Company within the meaning of Section 409A (“Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

Notwithstanding the foregoing provisions, to the extent permitted under Section 409A, any separate payment or benefit under this letter or otherwise shall not be “deferred compensation” subject to Section 409A and the Six-Month Delay to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) and (b)(9) or any other applicable exception or provision under Section 409A. For purposes of Section 409A (including without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), any right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Specifically, to the extent the provisions of Treasury Regulation Section 1.409A-1(b)(9) are applicable to any individual installment payment that becomes payable under this letter, the portion of the such payment that is less than the limit prescribed under Treasury Regulation Section 1.409A-1 (b)(9)(iii)(A) (or any successor provision) shall be payable to you in the manner prescribed herein without any regard to the Six Month Delay.

To the extent that any payments or reimbursements provided to you hereunder are deemed to constitute compensation to which Section 409A would apply, such amounts shall be paid or reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

The terms and conditions of this offer are contingent upon you passing a background check, including employment references.

As an employee of the Company, you will be expected to abide by all Company rules and regulations. As a condition of employment, you will be required to sign and you agree to comply fully with, a confidential information and invention assignment agreement (the “Confidentiality Agreement”). You hereby agree that the provisions of the Confidentiality Agreement shall survive any termination of this offer letter agreement or of your employment relationship with the Company.

Throughout your employment with the Company, you agree that you will not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be Competitive (defined below) with the business of the Company (“Competitive Activity”). For the purposes of this offer letter agreement, a business is deemed to be “Competitive” with the Company if it engages in the business of digital investigative and cybersecurity solutions. Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Competitive Activity if you participate in any such business solely as a passive investor in up to five percent (5%) of the equity securities of a company or partnership, the securities of which are listed on a national stock exchange. In addition, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be materially adverse to the Company, its business or prospects, financial or otherwise.

You agree that you shall not make or encourage or induce others to make statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of the Company or any of its affiliated entities or its or their officers, directors, employees, shareholders, agents or products.

You hereby agree that you shall not, during the term of your employment with the Company, and for a period of one (1) year following the termination of your employment, do any of the following without the prior written consent of the Board: (i) directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, to the extent such restrictions are permitted by law, any employee or independent contractor of the Company to terminate his employment or contracting relationship in order to become an employee or independent contractor to or for any person or entity other than the Company or (ii) solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity Competitive with the business of the Company, if such solicitation or attempt to influence involves in any manner, either directly or indirectly, the Company’s confidential, proprietary information, or trade secret information.

Any term or provision of this offer letter that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this offer letter agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

You agree that, in the event of any breach or threatened breach by you of any covenant or obligation contained in this offer letter agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. You further agree that the Company shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this offer letter agreement, and you hereby irrevocably waive any right you may have to require the Company to obtain, furnish or post any such bond or similarly instrument. The Company’s right to any such relief shall not be construed as an exclusive remedy for the breach of these covenants. All remedies shall be cumulative. These covenants shall survive the termination of this offer letter agreement.

This offer is contingent upon you taking all reasonable actions to expedite the completion of the application, acquisition and maintenance of the appropriate level of United States security clearance.

This offer is also contingent upon you completing an Employment Eligibility Verification Form and providing evidence of your identity and employment eligibility on the date that you are to begin work.

Additionally, you will be required to sign an “At-Will” Employment Agreement Form. Neither this letter nor the “At-Will” Employment Agreement Form should be construed as an employment contract.

If you accept this offer letter agreement, this offer letter agreement, together with the Confidentiality Agreement, shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this offer letter agreement or the Confidentiality Agreement or contrary to those contained in this offer letter agreement or the Confidentiality Agreement, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and a duly authorized member of the Board.

The validity, interpretation, construction and performance of this offer letter agreement shall be governed by the laws of the state of California, without giving effect to the principles of conflict of laws.

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If you have any questions regarding this offer, please don’t hesitate to call. We look forward to you joining the Guidance Software Team.

Sincerely,

/s/ Robert G. van Schoonenberg

Robert G. van Schoonenberg

Chairman of the Compensation Committee of the Board of Directors of Guidance Software, Inc.

If you understand and agree with the terms of our offer as set out above, please indicate acceptance with your signature below.

Patrick J. Dennis

/s/ Patrick J. Dennis

April 14, 2015

Date